Exhibit 10.67
Amendment No. 1 to
OEM Supply and Purchase Agreement
     This is an Amendment to the OEM and Purchase Agreement for Purchase and Sale (the “OEM Agreement”) made as of the date indicated below between Cardiac Science Inc. (“CSI”) and Nihon Kohden Corporation (“NK”).
Date of the OEM Agreement (“Agreement”): March 1, 2002
     Effective Date of this Amendment No. 1: March 16, 2005.
     CSI and NK hereby agree as follows:
     1. Prices. Section 8.1 shall be replaced with the following:
     The prices for the Products shall be as set forth in Appendix 2 and unless expressly otherwise agreed by the Parties CSI shall sell and NK shall purchase the Products at those prices.
     2. CSI Product Changes. Section 5.5 shall be replaced as follows:
     CSI shall inform about any material changes of specification or any other material changes to the Products at least 180 days prior to their implementation. If any proposed modification might affect the performance, quality or functioning of the critical component of Products or the approvals, permissions, consents or licenses applicable to them, CSI shall not modify the Products unless NK has given its consent to the modification in writing. If NK gives its consent to the proposed modification, the modified Products shall replace the prior version of the Products and the terms and conditions of this Agreement shall continue to apply. If the modified Products are not acceptable to NK, CSI shall, if feasible, continue to deliver to NK unmodified Products.
     Concerning the Electrodes, if the modification relates to a change in the gel material, CSI shall provide NK with the modification notice and biocompatibility data at least 180 days prior to the proposed date of shipment of the modified Electrodes.
     3. Out of warranty service. Section 5.6 shall be replaced as follows:
     With respect to out-of-warranty product returns, CSI shall agree to repair the out of warranty Product for a period of at least [*] from the date of delivery by CSI of the Product. NK shall contact CSI and inform CSI of the relevant information and request a returned goods authorization and upon approval by CSI, CSI shall give a return authorization number within two (2) days from receiving request from NK. As promptly as possible, but not later than ten (10) working days after CSI’s receipt of the defective Products, CSI shall to the extent possible, repair the defective Product. CSI shall provide a report together with any product being returned. Each Party shall bear own shipping costs. Title and risk of loss or damage to the product shall pass to the other party upon delivery to the other party’s carrier. CSI shall apply it standard service rate to out of warranty repairs, unless the cost of repair is estimated to exceed $200. In such cases,

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

NK shall have the right to approve in advance the nature and the amount of the repair costs and expenses associated with the out of warranty Product requiring repairs
     4. Spare Parts. The first sentence of Section 5.8 shall be replaced as follows:
     CSI will make best effort to make compatible spare parts available on reasonable commercial terms for a period of at least [*] from the delivery by CSI of the Product in question.
     The balance of Section 5.8 of OEM Agreement remains the same.
     5. Forecast. Section 6.1 shall be replaced with the following:
     NK shall submit to CSI periodic forecasts of its anticipated requirement of the Products for the subsequent five (5) month period on monthly basis. The purchase forecasts are not binding on NK. The forecasts shall be provided in good faith. CSI shall notify NK of any inability as a result of causes beyond CSI’s control (i.e. Force Majeure) to supply according to NK’s forecasts no later than four (4) weeks prior to the forecast date of shipment and in such case shall inform NK of the maximum amount it is able to supply and its shipment schedule.
     6. Acceptance upon shipment. This new section shall be added as Section 7.4 as follows:
     All sales of Products to NK shall be deemed accepted upon shipment by CSI and title to the Products shall pass to NK upon delivery to NK’s carrier.
     By adding a new section, the section from 7.4 to 7.6 shall be changed to Section 7.5 to 7.7.
     7. Non-conforming Products. The title of Section 7.4 shall be changed from
     Acceptance to Non-conforming Products, change Section number from 7.4 to 7.5 and shall be replaced as follows:
     NK shall inspect Products, based on the criteria for incoming inspection which shall be separately and mutually agreed to by CSI and NK, and promptly determine if any of the Products are non-conforming. Upon reasonable request, CSI shall provide reasonable assistance to NK in order to determine whether any of the Products are non-conforming. Non-conforming Products may be returned freight prepaid to CSI after receipt of a return authorization number from CSI. CSI shall issue a return authorization number within two (2) days from receiving information from NK. No returns will be accepted without a return authorization number. As promptly as possible, but not later than ten (10) working days after CSI’s receipt of non-conforming Products, CSI shall, at its option and expense, either repair or replace non-conforming Products. CSI shall provide a repair/replacement report together with any goods being returned. Title and risk of loss or damage to the products shall pass to the other party upon delivery to the other party’s carrier. CSI will prepay transportation charges back to NK and shall reimburse NK for any costs of transportation incurred by NK in connection with the return to CSI of properly rejected goods. Other than as permitted in this Section or under the terms of the warranty stated herein, goods may not be returned to CSI.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

     8. Product and Battery Warranty. Section 9.1 (a) shall be replaced with the following: CSI represents and warrants that any Products supplied by CSI shall be in accordance with the specifications and quality requirements specified in this Agreement and shall be warranted to be free from defects or faults in design, workmanship and materials for a period of [*] after delivery by CSI of each Product to NK. With respect to batteries, they shall be supplied in accordance with the specifications and quality requirements specified in this Agreement and shall be warranted for a period of [*] after delivery by CSI to NK.
     9. Addition of AED models 9131, 9231 and substitute models for discontinuation Products.
     A revised Appendix 2, as attached hereto, shall replace the Appendix 2 of the Agreement in its entirety. This revised Appendix 2 includes AED model 9131, 9231 and substitute Products for discontinued AED models 9200, 9100, 9100-D/9200-D and 9110-D/9210-D. NK has the option of ordering any of the currently available models to include; 9100G, 9200G, 9131 and 9231.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

     All other provisions of the OEM Agreement remain the same.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth below:

Cardiac Science Inc.		Ninon Kohden Corporation

Signature:	/s/ Raymond W. Cohen	Signature:	/s/ Kohei Ono

Name:	Raymond W. Cohen	Name:	Kohei Ono
Title:	Chairman & CEO	Title	Corporate Director
General Manager
Engineering Operations

Date: 3/16/2005		Date: 3/16/2005

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

APPENDIX 2
(Revised per Amendment No.1)
     Prices
     The price for the Products shall be as set forth herein and unless expressly otherwise agreed by the Parties CSI shall sell and NK shall purchase the Products at those prices.

Nihon Kohden branded Product	Transfer Price
AED model 9100G-299 (includes display) G3 platform with display with 5 years shelf life battery	[*]

AED model 9200G (includes display) biphasic G3 platform with display with 5 years shelf life battery	[*]

AED model 9131
G3 standard version with 5 years shelf life battery	[*]

AED model 9231	[*]
G3 standard version biphasic with 5 years shelf life battery	[*]

NK branded AED Electrodes	[*]

USB to RS-232 Plug in Adaptor	[*]
All prices are in US Dollars (USD). Any quantity can be ordered	[*]
AED Products package includes:
          One (1) defibrillator, one (1) extended life lithium battery, one (1) user manual, one (1) serial cable and one (1) CD for Rescue Link. NK branded Electrodes will be purchased separately.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.